Exhibit 99.1

NASDAQ:GFED
www.gbankmo.com

For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

Guaranty Federal Bancshares, Inc.

Announces PRELIMINARY THIRD QUARTER 2014 Financial Results

SPRINGFIELD, MO – (October 16, 2014) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces its financial results for the third quarter ended September 30, 2014.

Third Quarter Financial Results - Below are selected highlights of the Company’s third quarter of 2014, compared to the second quarter of 2014.

Profitability

●	Diluted earnings per share increased $0.03 to $0.31.
●	Annualized return on average assets increased 2 basis points to 0.88%.
●	Annualized return on average equity increased 74 basis points to 9.45%.
●	Net interest margin improved 7 basis points to 3.45%.
●	Efficiency ratio improved 1.55% to 64.96%.

Balance Sheet

●	Gross loans increased $11.0 million, primarily in the commercial and industrial and the commercial real estate categories.
●	Nonperforming assets declined to $9.9 million or 1.60% of total assets.

Capital

●	Tangible common equity to tangible assets increased to 9.62%.
●	Tangible book value per common share increased to $13.80.
●	The Company announced a 3rd quarter common dividend of $.05 per share.
●	All regulatory capital ratios for both the Company and the Bank remain strong and well above regulatory requirements.

For the quarter ended September 30, 2014, net income available to common shareholders was $1.4 million as compared to $1.1 million for the same quarter in 2013. Diluted earnings per common share was $0.31 for the third quarter, an increase from the $0.28 earned during the second quarter of 2014, but a decrease from the $0.41 earned during the third quarter of 2013. The decline from 2013 is due to the increase in common shares issued from the offering closed in March 2014 (further discussed below under “Capital”).

Select Quarterly Financial Data

	Quarter ended
	September 30,	June 30,	September 30,
	2014	2014	2013
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,360	$1,228	$1,147

Diluted income per common share	$0.31	$0.28	$0.41
Common shares outstanding	4,300,148	4,274,348	2,732,431
Average common shares outstanding , diluted	4,345,034	4,337,545	2,819,808

Annualized return on average assets	0.88%	0.86%	0.85%
Annualized return on average equity	9.45%	8.71%	10.93%
Net interest margin	3.45%	3.38%	3.39%
Efficiency ratio	64.96%	66.51%	66.88%

Tangible common equity to tangible assets	9.62%	9.38%	5.89%
Tangible book value per common share	$13.80	$13.59	$13.81
Nonperforming assets to total assets	1.60%	1.97%	3.52%

The following were key issues that contributed to the third quarter operating results as compared to the same quarter in 2013 and the financial condition results compared to December 31, 2013:

Net interest income – The Company’s net interest income declined $59,000 for the third quarter compared to the prior year quarter, but improved by $80,000 from the second quarter of 2014.

On the asset side, the Company experienced strong loan growth for the second and third quarters offsetting the significant decline in the first quarter of 2014. The loan environment remains very challenging due to increased pricing competition on new and existing credit relationships. This pricing pressure has impacted the ability to maintain loan yield compared to 2013. For the quarter, the Company’s total earning asset yield declined to 4.19% as compared to 4.21% during the same quarter in 2013.

On the liability side, over the last several years the Company’s cost of funds improvement has played a significant role in expanding its net interest margin. The Company’s efforts to grow lower cost core deposit relationships has allowed it to successfully reduce higher cost retail certificates of deposit and wholesale funding. The average cost of funds for the quarter was .84% compared to .89% during the same quarter in 2013. During the quarter, the Company did utilize FHLB advances to fund a portion of its loan growth due to the cost effectiveness of those borrowings. Going forward, the Company will utilize a mix of retail deposits and non-core, wholesale funding to fund its organic asset growth.

Non-interest income – The small decrease in non-interest income for the quarter, compared to the prior year quarter, was attributable to a $104,000 decline in gains from sales of investments and loans in the secondary market, offset by a $101,000 increase in service charges and other income.

Non-interest expense – The decrease in non-interest expense for the quarter, compared to the prior year quarter, was mainly due to reductions in compensation expense (from a decline in the overall staff levels) and FDIC deposit insurance premiums. The Company has also experienced further reductions in legal expenses incurred for troubled borrowers.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $450,000 during the quarter, an increase from the $200,000 recognized in the prior year quarter. In addition to the provision for loan loss expense of $450,000, loan charge-offs of specific loans (classified as nonperforming) exceeded recoveries by $700,000 during the quarter.

The Company’s increase in overall loan balances during the third quarter has increased the general component of the allowance for loan loss reserve requirements. However, reducing the overall reserve were charge-offs of specific reserves established on nonperforming loans. The allowance for loan losses as of September 30, 2014 was 1.38% of gross loans outstanding compared to 1.65% as of December 31, 2013. Management believes the allowance for loan losses is at a sufficient level to provide for potential loan losses in the Bank’s existing loan portfolio.

Capital – At September 30, 2014, stockholders’ equity increased to $59.3 million compared to $50.4 million at December 31, 2013. Several factors have influenced the changes in the Company’s capital position during 2014.

First, stockholders’ equity increased due to $3.6 million in net income after preferred stock dividends and accretion for the nine month period.

Second, on March 7, 2014, the Company closed an underwritten offering of its common stock. The Company raised approximately $17.2 million in gross proceeds by issuing 1,499,999 shares of its common stock, which includes the full exercise of the over-allotment option granted to the underwriters of 195,652 shares, at a price to the public of $11.50 per share. Net proceeds from the sale of the shares, after underwriting discounts and offering expenses incurred to date, were approximately $15.9 million. The Company utilized $12.0 million of the net proceeds to redeem the remaining 12,000 shares of the Company’s Series A Preferred Stock on May 7, 2014. The redemption will improve the Company’s net income available to common shareholders in future quarters by eliminating all preferred stock dividends.

As a result of change in market rates on many debt securities during the nine month period, the value of the Company’s available-for-sale investment portfolio has increased, resulting in an increase in capital. The equity portion of the Company’s unrealized losses on available-for-sale securities was $983,000 at September 30, 2014 as compared to $2.5 million at December 31, 2013.

Due to the increase in stockholders’ equity and the corresponding increase in the number of common shares outstanding discussed above, the Company’s capital ratios have significantly improved. Tangible common equity as a percentage of tangible assets increased 343 basis points to 9.62% at September 30, 2014 compared to 6.19% at December 31, 2013. From the increase in common shares issued, the Company has experienced a $0.24 reduction in book value per common share to $13.80 at September 30, 2014.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and well above regulatory requirements.

Nonperforming assets – Overall, asset quality continues to significantly improve. The Company reduced its nonperforming assets to $9.9 million as of September 30, 2014 as compared to $12.2 million at June 30, 2014 and $19.7 million at December 31, 2013. Nonperforming assets as a percentage of total assets was 1.60% as of September 30, 2014 compared to 1.97% as of June 30, 2014 and 3.17% as of December 31, 2013 and 3.52% as of September 30, 2013. Reducing nonperforming assets will continue to be a significant initiative of the Company.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Losses on foreclosed assets held for sale
●	Gains on sales of low-income housing tax credits
●	Prepayment penalties on repurchase agreements
●	Charge for loss on deposit accounts
●	Provision for loan losses
●	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the three and nine months ended September 30, 2014 and 2013 is set forth below.

	Quarter ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

	(Dollar amounts are in thousands)

Net income	$1,360	$1,346	$4,000	$3,866

Add back:
Provision for income taxes	267	440	791	1,193
Income before income taxes	1,627	1,786	4,791	5,059

Add back/(subtract):
(Gains) losses on investment securities	2	(14)	(9)	(219)
Loss on foreclosed assets held for sale	33	28	110	176
Gain on sale of low-income housing tax credits	-	-	-	(1,441)
Prepayment penalty on repurchase agreements	-	-	-	1,510
Loss on deposit accounts	-	-	-	231
Provision for loan losses	450	200	975	850
	485	214	1,076	1,107
Operating income	$2,112	$2,000	$5,867	$6,166

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

Operating Data:	Quarter ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,147	$6,350	$18,545	$19,236
Total interest expense	1,086	1,230	3,247	3,939
Net interest income	5,061	5,120	15,298	15,297
Provision for loan losses	450	200	975	850
Net interest income after provision for loan losses	4,611	4,920	14,323	14,447
Noninterest income	867	876	2,547	4,580
Noninterest expense	3,851	4,010	12,079	13,968
Income before income taxes	1,627	1,786	4,791	5,059
Provision for income taxes	267	440	791	1,193
Net income	1,360	1,346	4,000	3,866
Preferred stock dividends and discount accretion	-	199	357	596
Net income available for common shareholders	$1,360	$1,147	$3,643	$3,270
Net income per common share-basic	$0.32	$0.42	$0.93	$1.20
Net income per common share-diluted	$0.31	$0.41	$0.92	$1.16

Annualized return on average assets	0.88%	0.85%	0.86%	0.80%
Annualized return on average equity	9.45%	10.93%	9.08%	10.21%
Net interest margin	3.45%	3.39%	3.47%	3.38%
Efficiency ratio	64.96%	66.88%	67.69%	70.27%

Financial Condition Data:
	As of
	September 30,	December 31,
	2014	2013
Cash and cash equivalents	$11,123	$12,303
Investments	96,781	97,772
Loans, net of allowance for loan losses 9/30/2014 - $6,538; 12/31/2013 - $7,802	466,600	465,003
Other assets	42,597	44,810
Total assets	$617,101	$619,888

Deposits	$471,251	$487,319
Advances from correspondent banks	59,150	55,350
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	10,000	10,000
Other liabilities	1,890	1,399
Total liabilities	557,756	569,533
Stockholders' equity	59,345	50,355
Total liabilities and stockholders' equity	$617,101	$619,888
Equity to assets ratio	9.62%	8.12%
Tangible book value per common share	$13.80	$14.04
Nonperforming assets	$9,896	$19,670